EXHIBIT 10.8

Environmental Indemnification and Release Agreement

This Environmental Indemnification and Release Agreement (this “Agreement”) is dated as of the 25th day of March, 2011, by and between Inland Diversified Virginia Beach Landstown, L.L.C., a Delaware limited liability company (“Borrower”), and Bank of America, N.A., a national banking association (together with its successors and assigns, “Lender”).

Recitals

Borrower has requested that Lender make a loan (the “Loan”) to Borrower evidenced by a Promissory Note dated of even date herewith made by Borrower payable to the order of Lender in the principal face amount of Sixty-Eight Million Three Hundred Seventy-Five Thousand and No/100 Dollars ($68,375,000.00), which Loan is secured by a Credit Line Deed of Trust, Assignment, Security Agreement and Fixture Filing (the “Deed of Trust”) dated of even date herewith conveying and encumbering certain real and personal property as therein described (collectively, the “Property”), including the land described in Exhibit A which is attached hereto and made a part hereof.  As a condition precedent to making the Loan, Lender has required that Borrower execute and deliver this Agreement to Lender.  The term “Loan Documents” is used herein as defined in the Deed of Trust.

Agreements

Section 1

Definitions.

As used in this Agreement, the terms defined in the Preamble and in the Recitals hereto shall have the respective meanings specified therein, and the following additional terms shall have the meanings specified:

“At” or “at,” when used with respect to the Property or any property adjacent to the Property, means “on, at, in, under, above or about.”

“Environmental Claim” means any complaint, action, notice, order, claim, investigation, judicial or administrative proceeding or action, or other similar claims or communications from any Person (defined below) involving or alleging any non-compliance with any Environmental Requirement (defined below) or the existence of any unsafe or hazardous condition resulting from or related to the Release (defined below) of any Hazardous Material (defined below).

“Environmental Law” means any and all applicable federal, state or local laws, statutes, ordinances, rules, regulations, orders, principles of common law, judgments, permits, licenses or other determinations of any judicial or regulatory authority, now or hereafter in effect, imposing liability, establishing standards of conduct or otherwise relating to protection of the environment (including natural resources, surface water, groundwater, soils, and indoor and ambient air), health and safety, land use matters or the presence, generation, treatment, storage, disposal, Release or threatened Release, transport or handling of any Hazardous Material.

“Environmental Report” means that certain environmental site assessment entitled “Phase I Environmental Site Assessment,” dated December 28, 2010, made by EBI Consulting.

“Environmental Requirement” means any Environmental Law, or any other applicable agreement or restriction (including any condition or requirement imposed by any third party or insurance or surety

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company), now or hereafter in effect, which relates to any matters addressed by any Environmental Law, Hazardous Material, or the prevention of any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material.

“Hazardous Material” means any substance, material, element, compound, waste or chemical, whether solid, liquid or gaseous, which is defined, listed, classified or otherwise regulated in any way under any Environmental Laws, or any other such substances or conditions (including mold and other mycotoxins or fungi) which may create any unsafe or hazardous condition or pose any threat to health and safety.

“Indemnified Party” means and includes Lender, any Persons owned or controlled by, owning or controlling, or under common control or affiliated with Lender, any participants in the Loan, the directors, officers, partners, employees and agents of Lender and/or such Persons, and the successors and assigns of each of the foregoing Persons.

“Person” means an individual, a corporation, a partnership, a joint venture, a limited liability company, a trust, an unincorporated association, any governmental authority or any other entity.

“Release” means the presence of or any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, drums, tanks, and other similar containers, containing any Hazardous Material) into the indoor or outdoor environment.

“Transition Date” means the earlier of the following two dates:  (a) the date on which the indebtedness and obligations secured by the Deed of Trust have been paid, performed and finally discharged in full (without possibility for disgorgement), and the Deed of Trust has been released or satisfied; or (b) the date on which the lien of the Deed of Trust is fully and finally foreclosed or a conveyance by deed in lieu of such foreclosure is fully and finally effective and possession of the Property has been given to and accepted by Lender or any other purchaser or grantee free of occupancy and claims to occupancy by Borrower and its heirs, devisees, representatives, successors and assigns; provided that, if such payment, performance, release, foreclosure or conveyance is challenged, in bankruptcy proceedings or otherwise, the Transition Date shall be deemed not to have occurred until such challenge is validly released, dismissed with prejudice or otherwise barred by law from further assertion.

Section 2

Representations and Warranties.

Except as explicitly set forth in the Environmental Report, Borrower, after appropriate due inquiry and investigation in accordance with good commercial or customary practices, including an investigation into the previous uses and ownership of the Property, hereby represents and warrants to, and covenants with, Lender, without regard to whether Lender has or hereafter obtains any knowledge or information related to these matters, as follows:

(a)

Use of the Property.  During the period of Borrower’s ownership or operation of the Property, and, based on the Environmental Report, during the period prior to Borrower’s ownership or operation of the Property, (i) the Property has not been used as a treatment, storage or disposal site for any Hazardous Material, for any other waste disposal activities, for industrial or manufacturing purposes or for any other use which could give rise to the Release of any Hazardous Material at the Property or which could create any unsafe or hazardous condition resulting from or related to the Release of any Hazardous Material, and to the best of Borrower’s knowledge, no such use on any adjacent property has occurred at

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any time prior to the date hereof; (ii) there has been no Release at or from the Property or, to the best of Borrower’s knowledge, at or from any disposal or treatment facility which received Hazardous Materials generated by Borrower or at the Property; and (iii) no active, inactive or abandoned under-ground or above-ground storage tanks or similar containers, or any groundwater or monitoring wells of any kind, are or have been located at the Property.

(b)

Environmental Claims.  No Environmental Claim has been asserted against Borrower or, based upon the Environmental Report, with respect to the Property.  Borrower does not have knowledge of any threatened or pending Environmental Claim against Borrower or, based on the Environmental Report, the Property or any facility that may have received Hazardous Material generated by Borrower or at the Property.  Based on the Environmental Report, no Environmental Claim has been filed against any adjacent property.

(c)

Compliance with Laws.  During the period of Borrower’s ownership or operation of the Property, and, to the best of Borrower’s knowledge, during the period prior to Borrower’s ownership or operation of the Property, the past and present conditions, uses and activities at the Property have complied with all Environmental Requirements.  Borrower holds and has held all licenses, permits and approvals required by any governmental authority under any Environmental Requirement in connection with the ownership or operation of the business at the Property and has timely prepared, submitted and made all filings, reports, plans and notifications required under any Environmental Requirement.  Borrower has furnished to Lender a copy of all reports, permits, assessments, investigations, correspondence and other documents and information in Borrower’s possession which relate to environmental conditions at the Property and any other matters addressed by or relating to compliance with any Environmental Requirement.

(d)

Environmental Insurance.  Borrower has never applied for and been denied environmental impairment liability insurance coverage relating to the Property.  Borrower has furnished to Lender a copy of all such environmental insurance policies, and all applications (whether denied, accepted or pending), related to Borrower or the Property.  At Lender’s request, Borrower shall cause Lender to be named as an additional insured on any such policy currently in effect.

Section 3

Covenants and Agreements.

(a)

Compliance with Environmental Requirements.  Borrower will not cause, commit, permit or allow to continue: (i) any non-compliance with any Environmental Requirement by Borrower, any tenant or any other Person, by or with respect to the Property or any use of or condition or activity at the Property; (ii) the generation, storage or use of any Hazardous Material at the Property, except for Hazardous Materials that are commonly legally used, stored or generated (and in such amounts commonly legally used, stored or generated) as a consequence of using the Property as a retail shopping center, but only so long as the use, storage or generation of such Hazardous Materials is in full compliance with all Environmental Requirements; (iii) the treatment, disposal or unauthorized Release of any Hazardous Material at the Property in any manner; (iv) the installation of any above-ground or below-ground storage tanks or other containers containing Hazardous Materials at the Property; (v) any other activity which could create any unsafe or hazardous condition resulting from or related to Hazardous Materials at the Property; or (vi) the attachment of any environmental lien to the Property.  Borrower acknowledges that Hazardous Materials may permanently and materially impair the value and use of the Property and shall perform all actions necessary to protect the fair market value of the Property from impairment as a result of Hazardous Materials.

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(b)

Notice to Lender.  If, at any time, Borrower becomes aware, or has reasonable cause to believe, that any Release or threatened Release of any Hazardous Material has occurred or will occur at the Property, or if Borrower identifies or otherwise becomes aware of any noncompliance or alleged non-compliance with any Environmental Requirement by Borrower or at the Property, any threatened or pending Environmental Claim related to the Property or any event or condition which could result in an Environmental Claim, Borrower shall notify Lender immediately in writing of such circumstance and shall include a full description of all relevant information.  Borrower shall, upon receipt, promptly deliver to Lender a copy of any report, audit, summary or investigation, of any kind or character, whether prepared by or on behalf of Borrower or by any other Person, related to environmental conditions at the Property or the compliance status of the Property with respect to any Environmental Requirement.

(c)

Site Assessments and Information.  If Lender shall ever have reason to believe that any Release or threatened Release of a Hazardous Material or any non-compliance with any Environmental Requirement has occurred with respect to the Property, or if any Environmental Claim is made or threatened with respect to the Property, or if an Event of Default (as defined in the Deed of Trust) occurs, or following the completion of any corrective action pursuant to Subsection (d) of Section 3, Borrower shall, within thirty (30) days of written request by Lender and at Borrower’s expense, provide to Lender an environmental site assessment and compliance audit of the Property which addresses such conditions.  Such environmental site assessment and compliance audit shall be performed to the reasonable satisfaction of Lender, in accordance with good environmental engineering practices and by a consulting firm reasonably acceptable to Lender.  Each report shall be addressed to Lender.  A copy of each report and all supporting documents shall be promptly furnished to Lender.

(d)

Response to Releases, Non-Compliance and Environmental Claims.  Borrower shall, in compliance with all Environmental Requirements, promptly undertake and complete any and all investigations, testing, abatement, clean up, remediation, response or other corrective action necessary or recommended to: (i) remove, remediate, clean up or abate any Release or threatened Release of any Hazardous Material at or from the Property; (ii) correct any non-compliance with any Environmental Requirement by Borrower or at the Property; (iii) address any unsafe or hazardous condition at the Property resulting from or related to any Hazardous Material; or (iv) make an appropriate response to any threatened or pending Environmental Claim related to Borrower or the Property.  Any report or other document prepared in response to any of these events shall be addressed to Lender.  A copy of any such report or other document (and all supporting documents) shall be promptly furnished to Lender.  If requested by Lender, Borrower shall provide to Lender, within thirty (30) days of Lender’s request, a bond, letter of credit or other financial assurance evidencing to Lender’s satisfaction that all necessary funds are readily available to pay the costs and expenses of the required actions and to discharge any liens established against the Property.

(e)

Lender’s Rights.  Lender shall have the right, but not the obligation, without limitation of Lender’s rights under the other Loan Documents, and at Borrower’s sole risk and expense, to enter onto the Property and/or to take, or cause to be taken, such actions as Lender deems necessary or advisable to investigate, clean up, remediate or otherwise respond to, address or correct any of the issues addressed in this Agreement.  Borrower shall reimburse Lender on demand for the costs of any such action.  Lender agrees, however, that, except in the case of an emergency, Lender will take such action only after written notice to Borrower of the circumstances and the failure by Borrower, within a reasonable period of time following receipt of such notice, to commence or diligently pursue to completion the appropriate corrective action.  Lender owes no duty of care to protect Borrower or any other Person against, or to inform Borrower or any other Person of, any Hazardous Material or other environmental condition affecting the Property.

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Section 4

Indemnification.

(a)

Indemnified Matters.  Borrower hereby agrees to protect, indemnify, defend, release and hold each Indemnified Party harmless from and against, and reimburse each Indemnified Party on demand for, any and all losses, costs, liabilities (including strict liabilities), claims (including Environmental Claims), damages, expenses (including reasonable attorneys’ fees incurred in connection with enforcing this provision), penalties or fines of any kind whatsoever paid, incurred or suffered by, or asserted against, any Indemnified Party by any Person in connection with, arising out of or resulting in any way whatsoever from:

(i)

the presence, Release or threatened Release of any Hazardous Material at or from the Property, on or before the Transition Date; or

(ii)

the breach of any representation, warranty, covenant or agreement contained in this Agreement because of any act, omission, event or condition existing or occurring on or before the Transition Date; or

(iii)

any violation or potential violation, on or before the Transition Date, of any Environmental Requirement in effect on or before the Transition Date, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(iv)

any Environmental Claim related to any, act, omission, event or condition existing or occurring in connection with the use or occupancy of the Property at any time on or before the Transition Date; or

(v)

the filing or imposition of any environmental lien against the Property;

and regardless of whether any matter set forth in the foregoing Subsections (i) through (v) was caused by Borrower, a prior owner of the Property, or any other Person whatsoever.  Such indemnity shall not apply, however, to a particular Indemnified Party to the extent that the subject of the indemnification is or was caused by or arises out of the sole or gross negligence or willful misconduct of that particular Indemnified Party.

(b)

Defense of Claims.  Upon demand by an Indemnified Party, Borrower shall diligently defend any Environmental Claim which relates to the Property or is threatened or commenced against such Indemnified Party, all at Borrower’s own cost and expense and by counsel to be approved by Lender in the exercise of its reasonable judgment.  In the alternative, Lender may elect, at any time and for any reason, to conduct its own defense through counsel selected by Lender and at the sole cost and expense of Borrower.

Section 5

Release.

Borrower hereby releases and forever discharges, and covenants not to sue, each Indemnified Party from any and all claims, injuries, demands, costs, penalties, attorneys’ fees, costs of litigation and causes of action of any kind whatsoever, now or hereafter in existence, known or unknown, which Borrower may have against any Indemnified Party and which are related to events, omissions or circumstances arising from or related to the Property or matters addressed in this Agreement, including any actions taken pursuant to Subsection (e) of Section 3 or any events described in Subsection (a) of Section 4.  The release set forth in this Section 5 shall not apply, however, to a particular Indemnified

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Party to the extent that the subject of the release is or was caused by or arises out of the sole or gross negligence or willful misconduct of that particular Indemnified Party.

Section 6

Notices.

All notices, requests, consents, demands and other communications required or which any party desires to give hereunder or under any other Loan Document shall be in writing and, unless otherwise specifically provided in such other Loan Document, shall be deemed sufficiently given or furnished if delivered by personal delivery, by nationally recognized overnight courier service or by certified United States mail, postage prepaid, addressed to the party to whom directed at the addresses specified at the end of this Agreement (unless changed by similar notice in writing given by the particular party whose address is to be changed) or by facsimile.  Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile, upon receipt.  Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt; provided that service of a notice or communication required by any applicable statute shall be considered complete when the requirements of that statute are met.  This Section shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any Person in any situation or for any reason.

Section 7

Miscellaneous.

(a)

Consideration.  Borrower acknowledges that Lender has relied and will rely on the representations, warranties, covenants and agreements herein in closing and funding the Loan and that the execution and delivery of this Agreement is an essential condition but for which Lender would not close or fund the Loan.

(b)

Survival.  The representations, warranties, covenants and agreements in this Agreement shall be binding upon Borrower and its successors, assigns and legal representatives and shall inure to the benefit of Lender and its successors, assigns and legal representatives and participants in the Loan; and shall not terminate on the Transition Date or upon the release, foreclosure or other termination of the Deed of Trust, but will survive the Transition Date, the payment in full of the indebtedness secured by the Deed of Trust, foreclosure of the Deed of Trust or conveyance in lieu of foreclosure, the release or termination of the Deed of Trust and any or all of the other Loan Documents, any investigation by or on behalf of Lender, any bankruptcy or other debtor relief proceeding, or any other event whatsoever.  Notwithstanding the foregoing, Lender shall grant a written request by Borrower to terminate this Agreement and grant a full release of Borrower from its obligations under this Agreement upon Borrower’s satisfaction of all of the following conditions precedent:  (a) at the time of the request, three (3) or more years shall have passed since Borrower repaid the Loan in accordance with its terms, (b) Borrower shall have provided to Lender an environmental site assessment dated not more than thirty (30) days prior to the Transition Date and acceptable to Lender which indicates that the Property is free of contamination by Hazardous Materials and is not in violation of Environmental Requirements or Environmental Laws, (c) Borrower shall have represented and warranted to Lender that to the best of its knowledge at the time of the request the Property is free of contamination by Hazardous Materials and not in violation of Environmental Requirements or Environmental Laws, and (d) Borrower shall have certified to Lender at the time of the request that Borrower is not aware of any threatened or actual Environmental Claims.

(c)

Rights Cumulative.  Lender’s rights under this Agreement shall be in addition to all rights of Lender under the other Loan Documents or at law or in equity, and payments by Borrower under

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this Agreement shall not reduce Borrower’s obligations and liabilities under any of the other Loan Documents.  The liability of Borrower or any other Person under this Agreement shall not be limited or impaired in any way by any provision of applicable law limiting Borrower’s or such other Person’s liability.  The liability of any Person other than Borrower shall not be limited or impaired in any way by any provision in the other Loan Documents limiting Borrower’s liability or Lender’s recourse or rights to a deficiency judgment.  The liability of such other Person, if applicable, under this Agreement shall not be limited or impaired in any way by any change, extension, release, inaccuracy, breach or failure to perform by any party under the Loan Documents, such other Person’s liability hereunder being direct and primary and not as a guarantor or surety.

(d)

Rights Under Environmental Requirements.  Nothing in this Agreement or in any other Loan Document shall limit or impair any rights or remedies of Lender or any other Indemnified Party against Borrower or any other Person under any Environmental Requirement or otherwise at law or in equity, including any rights of contribution or indemnification.

(e)

No Waiver.  No delay or omission by Lender to exercise any right under this Agreement shall impair any such right nor shall it be construed to be a waiver thereof.  No waiver of any single breach or default under this Agreement shall be deemed a waiver of any other breach or default.  Any waiver, consent or approval under this Agreement must be in writing to be effective.

(f)

Invalid Provisions.  A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any Person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other Persons or circumstances.

(g)

Construction.  Whenever in this Agreement the singular number is used, the same shall include plural where appropriate, and vice versa; and words of any gender in this Agreement shall include each other gender where appropriate.  The headings in this Agreement are for convenience only and shall be disregarded in the interpretation hereof.  The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”

(h)

Applicable Law; Forum.  This Agreement is performable in the City of Virginia Beach, Virginia, and the laws of the Commonwealth of Virginia and applicable United States federal law shall govern the rights and duties of the parties hereto and the validity, enforcement and interpretation hereof.  Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court, sitting in the Commonwealth of Virginia and to the jurisdiction of any state court or any United States federal court, sitting in the state in which any of the Property is located, over any suit, action or proceeding arising out of or relating to this Agreement or the Loan.  Borrower hereby irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum.  Borrower hereby agrees and consents that, in addition to any methods of service or process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state(s) specified above may be made by certified or registered mail, return receipt requested, directed to Borrower at the address for notice to Borrower stated below, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed.  Nothing herein shall affect the right of Lender to serve process in any manner permitted by law or limit the right of Lender to bring proceedings against Borrower in any other court or jurisdiction.

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(i)

Counterparts; Modification.  This Agreement has been executed in a number of identical counterparts, each of which shall be deemed an original for all purposes and all of which constitute, collectively, one agreement.  This Agreement may be amended only by an instrument in writing intended for that purpose executed jointly by an authorized representative of each party hereto.

[Signatures Appear on the Following Page]

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IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed under seal as of the date first written above.

The address of Borrower is:

Borrower:

Inland Diversified Virginia Beach

Inland Diversified Virginia Beach Landstown, L.L.C.,

  Landstown, L.L.C.

  a Delaware limited liability company

c/o Inland Diversified Real Estate Trust, Inc.

2901 Butterfield Road

By:

Inland Diversified Real Estate Trust, Inc.,

Oak Brook, IL  60523

the sole member

Attn:  Mr. Barry Lazarus, President

Fax Number:  (630) 218-4957

By:

/s/ Barry L. Lazarus (SEAL)

Name:

Barry L. Lazarus
with a copy to:

Title:

President

Inland Real Estate Group, Inc.

2901 Butterfield Road

Oak Brook, IL  60523

Attn:  Robert H. Baum, Esquire, General Counsel

Fax Number:  (630) 218-4900

The address of Lender is:

Lender:

Bank of America, N.A.

Bank of America, N.A.,

100 North Tryon Street

  a national banking association

Mailcode:  NC1-007-11-15

Charlotte, NC  28255-0001

By:

/s/ Trent A. Deguzis (SEAL)

Attn:  Ms. Kay Ostwalt

Name:

Trent A. Deguzis

Fax Number:  (980) 386-6434

Title:

Senior Vice President

with a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, VA  23219

Attn:  M. Kevin McCusty, Esquire

Fax Number:  (804) 698-6041

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EXHIBIT 10.8

EXHIBIT A

(Description of Land)

All that lot or parcel of land, lying, situate and being in Virginia Beach, Virginia, more particularly described as follows:

Parcel One:

Intentionally deleted.

Parcel Two:

All of those certain lots, pieces or parcels of land, situate, lying and being in the City of Virginia Beach, Virginia and being known, numbered and designated as Parcel C-l, as shown on that certain Plat entitled "Resubdivision of Lot 1 (Deed Book 2396 at page 185) and Parcel C (Instrument No. 20070123000101690), Landstown Commons Retail Center, Virginia Beach, Virginia", which plat is duly recorded and as Instrument No. 20091204001387250, among the Land Records of Virginia Beach, Virginia.

Parcel Three:

ALL THOSE certain lots, pieces or parcels of land, situate, lying and being in the City of Virginia Beach, Virginia, and being known, numbered and designated as PARCEL A-l AND PARCEL Dl, as shown on that certain plat entitled "PLAT SHOWING RESUBDIVISION OF PARCEL A AND PARCEL D, LANDSTOWN COMMONS RETAIL CENTER, VIRIGINA BEACH, VIRGINIA", which said plat is duly recorded in the Clerk's Office of the Circuit Court of the City of Virginia Beach, Virginia as Instrument No. 20090721000845810.

TOGETHER WITH those non-exclusive easements as contained in the Reciprocal Easement Agreement between Kohl's Department Stores, Inc. and Mountain Ventures Virginia Beach, LLC recorded in the Clerk's Office of the Circuit Court of City of Virginia Beach, Virginia, as Instrument No. 20070123000104900.

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